March 1, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES FINANCIAL APPOINTS NEW DIRECTOR

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today announced the appointment of retail and consumer products veteran Anne Gates to the Board of Directors and named her to the Audit and Risk Committee. Director Jeff Edwards is moving from the Audit and Risk Committee to the Corporate Governance, Nominating and Compensation Committee.

“As a client-focused firm, we are excited to add Anne’s extensive board and leadership experience in consumer-facing industries to our board,” said Chairman and CEO Paul Reilly. “I am confident she will provide valuable insights to help continue our legacy of conservative, thoughtful growth.”

Gates, 58, was president of MGA Entertainment, Inc., a privately-held developer, manufacturer and marketer of toy and entertainment products for children, a position she held from 2014 through her retirement in 2017. Gates held positions of increasing responsibility with The Walt Disney Company from 1991 to 2012. Her roles included executive vice president and CFO for Disney Consumer Products, managing director for Disney Consumer Products Europe and Emerging Markets, and senior vice president of operations, planning and analysis. Prior to joining Disney, Gates worked for PepsiCo and Bear Stearns.

Gates serves on the Boards of Directors of The Kroger Company and of Tapestry, Inc. She is also chairwoman of Big Sunday and a member of the Board of Trustees for the University of California, Berkley Foundation, the Board of Visitors of the Fu Foundation School of Engineering and Applied Science at Columbia University, the Board of Directors of CADRE and the Board of Trustees of PBS SoCal.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,500 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $750 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.